EXHIBIT 99


                    JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES
                               3RD QUARTER RESULTS

Mifflintown, PA - Francis J. Evanitsky, President & CEO of The Juniata Valley Bank and the Juniata Valley Financial Corp. recently announced the operating results of the Juniata Valley Financial Corp. for the nine month period ending September 30, 2004. The Juniata Valley Financial Corp. has reported net income of $4.246 million for the first nine months of 2004 compared to $4.419 million for the first nine months of 2003. The decrease in net income is a direct result of a $239,000 net non-recurring contribution to other income that occurred during the 3rd quarter of 2003. Excluding the non-recurring contribution to other income in 2003, the Corporation would reflect an increase in net income of $66,000 for the first nine months of 2004.

Despite an uncertain economy, the Bank has been able to establish a record level of $275.655 million in net loans outstanding as of September 30, 2004, an increase of $31.316 million from September 30, 2003. Additionally, total assets of Juniata Valley Financial Corp. as of September 30, 2004 have reached a record level of $400.088 million.

On a per share basis earnings are reported at $1.86 per share for the first nine months of 2004 compared to $1.93 per share for the first nine months of 2003. Again, a direct result of the non-recurring other income contribution during the 3rd quarter of 2003. Excluding the non-recurring contribution, earnings per share would be $1.86 per share as of September 30, 2004, compared to $1.82 per share as of September 30, 2003.

The Juniata Valley Bank was chartered in 1867 and has 11 offices serving Juniata, Mifflin, Perry and Huntingdon counties. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.